Exhibit 99.1

iGATE Appoints Former Ginnie Mae President Joe Murin to its Board of Directors

Fremont, CA August 31, 2009 – iGATE (Nasdaq:IGTE), an integrated Technology and Operations (iTOPS) company today announced the appointment of veteran mortgage and banking executive Joseph J. Murin to its Board of Directors, effective immediately. Murin will also serve on the company’s Nominating and Corporate Governance Committee of the Board of Directors.

“We are very excited to welcome Joseph J. Murin to our Board of Directors. He brings a tremendous amount of energy, knowledge and experience which will make him a valuable addition to our Board,” said Sunil Wadhwani, Co-Chairman, iGATE Corporation.

Murin has over 37 years of experience in the mortgage and banking industries. Most recently, he was President of the Government National Mortgage Association (Ginnie Mae). Prior to his appointment as President of Ginnie Mae, he served as managing partner of the Mortgage Settlement Network.

In addition, Murin has served in a variety of executive positions, including the CEO of Lender’s Service Inc and Basis 100. Currently, he is the Managing Director for The Collingwood Group, a Washington, D.C. advisory firm he co-founded with Brian Montgomery, former Federal Housing Commissioner. He also serves on the Board of Trustees of Point Park University.

“It is an honor to be a part of iGATE,” said Murin. “Sunil and his team have built a vibrant organization that provides vital IT services and capabilities to the domestic and international markets. I look forward to working with iGATE and its team.”

About iGATE

iGATE (NASDAQ:IGTE) is the first outsourcing solutions provider to offer a business outcome based pricing model through a fully integrated technology and operations (iTOPS) structure with global service delivery. iGATE works with clients to optimize their businesses, secure substantial and sustainable year on year cost benefits and tie costs to business needs and results. iGATE provides IT consulting; application development and maintenance; data warehousing; business intelligence solutions; ERP/ enterprise solutions; BPO/business service provisioning; infrastructure management; independent verification and validation; KPO and contact center services. The company has been assessed at CMMI Level 5, follows Six Sigma methodologies, is COBIT, ISO 9001 and ISO 27001 certified, ensuring the highest levels of quality and data security. iGATE has 34 offices in 16 countries and manages global delivery centers in Mexico, Australia, Malaysia and India. iGATE is rated as a leading employer in India. For more information, please visit www.igate.com

Media Contact:

Rathnam Subramanyam

Phone: + 1 510-896-3021

E-mail: pr@igate.com

Investor Contact:

Salil Ravindran

Phone: +1 510-896-3015

E-mail:salil.ravindran@igate.com